Exhibit No. 2.2

Concreit Fund I LLC

Second Amended And Restated

Limited Liability Company Agreement

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPAN AGREEMENT (this “Agreement”), entered into effective of February 25, 2021, by and among Concreit Fund I LLC, a Delaware limited liability company (the “Company”), Concreit Inc., a Delaware corporation (the “Initial Member”), Concreit Fund Management LLC, a Delaware limited liability company (the “Manager”), as the manager, and the persons admitted to the Company as members by the Manager as of the date of this Agreement, as investor members (“Investor Members”). The Initial Member and the Investor Members are sometimes referred to as “Members” in this Agreement.

Background

WHEREAS, the Company was formed on May 24, 2019.

WHEREAS, the Company intends to elect to be treated as a corporation for Federal and State tax purposes.

WHEREAS, the Company intends to be treated as a “real estate investment trust” (a “REIT”) for Federal and State tax purposes.

WHEREAS, the Company, the Manager and the Initial Member executed the First Amended and Restated Limited Liability Company Agreement, dated October 25, 2019 (the “Original Limited Liability Company Agreement”); and

WHEREAS, the Company, the Manager, and the Members deem it advisable to amend and restate the Original Limited Liability Company Agreement in its entirety as set forth herein.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

ARTICLE I

CONTINUATION OF LIMITED LIABILITY COMPANY

1.1 Continuation of Limited Liability Company. The Company has been formed in accordance with and pursuant to the Delaware Limited Liability Act (the “Act”) for the purpose set forth below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6. Del. C. 18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2 Name. The name of the Company shall be Concreit Fund I LLC and all of its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

1.3 Purpose. The purpose of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company formed pursuant to the Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company, trust or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interest therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

1.4 Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year ending December 31, or such other period as the Manager determines.

ARTICLE II

CONTRIBUTIONS AND LOANS

2.1 Initial Contributions. The Initial Member has contributed $10,000.00 to the capital of the Company. Each Investor Member that has made a Capital Contribution as of the date of this Agreement is deemed to own Investor Shares in the amounts set forth opposite such Investor Member’s name on Schedule B attached hereto (“Members Schedule”). Each future Investor Member will contribute to the capital of the Company the amount specified in his, her, or its purchase agreement (the “Subscription Booklet”). The capital contributions of Members are referred to in this Agreements as “Capital Contributions.”

2.2 Other Required Contributions. No Member shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in Section 2.1. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s capital account.

2.3 Loans

2.3.1 General. The Manager or its affiliates may, but shall not be required to, lend money to the Company in the Manager’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Manager. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member to the Company (“Member Loans”) shall bear interest at the higher of (i) the prime rate of interest designated in the Wall Street Journal on any date within ten (10) days of the date of the loan, plus four (4) percentage points, or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

2.3.2 Repayment of Loans. After payment of (i) current and past-due debt service on liabilities of the Company other than Member Loans and (ii) all operating expenses of the Company, the Company shall pay the current and past due debt service on any outstanding Member Loans before distributing any amount to any Member pursuant to Article IV. Such loans shall be repaid pro rata, paying all past-due interest first, then all past-due principal, then all current interest, and then all current principal.

2.4. Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

2.4.1 No Member shall be required to contribute any additional capital to the Company;

2.4.2 No Member may withdraw any part of his, her, or its capital from the Company;

2.4.3 No Member shall be required to make any loans to the Company;

2.4.4 Loans by a Member to the Company shall not be considered a contribution of capital , shall not increase the capital account of the lending Member, and shall not result in the adjustment of the number of Shares (as defined herein) owned by a Member, and the repayment of such loans by the Company shall not decrease the capital accounts of the Members making the loans;

2.4.5 No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

2.4.6 Under any circumstance requiring a return of all or any portion of a capital contribution, no Member shall have the right to receive property other than cash; and

2.4.7 No member shall be liable to any other Member for the return of his or its capital.

2.5. No Third-Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

ARTICLE III

SHARES AND CAPITAL ACCOUNTS

3.1 Shares. The limited liability company interests of the Company shall be denominated by two (2) classes of “Shares”, consisting of an unlimited number of “Common Shares” and an unlimited number of “Investor Shares”. The Manager may further divide the Investor Shares into one or more series. The number of Shares of each such series of Investor Shares, and the rights and preferences of each such series, shall be as set forth in the resolution or resolutions of the Manager creating such series, referencing this Section 3.1 (each, an “Authorizing Resolution”). Without limitation, the Manager may establish, with respect to each series of Investor Shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Authorizing Resolution providing for issuance of any series of Investor Shares may provide that such series shall be superior or rank equally or be junior to the Investor Shares of any other series except to the extent prohibited by the terms of Authorizing Resolution establishing another series of Investor Shares. Except as otherwise specifically provided in this Agreement or in an Authorizing Resolution creating a series of Investor Shares, no vote of the holders of Investor Shares or Common Shares shall be prerequisite to the issuance of any Shares of any series of the Investor Shares or Common Shares authorized by and complying with the conditions of this Agreement, the right to have such vote being expressly waived by all present and future holders of the Shares of the Company. Any Shares of Investor Shares redeemed, purchased, or acquired by the Company may be reissued except as otherwise provided by law or by the terms of any series of Investor Shares. Different series of Investor Shares shall not be construed to constitute different series of Investor Shares for the purposes of voting by classes unless expressly provided. As of the date of this Agreement, the Initial Member holds an aggregate of 10,000 Common Shares. Notwithstanding the foregoing, the share price for each Investor Share being offered pursuant to any Offering Statement shall equal the Market Price. “Market Price” means, with respect to the Investor Shares, an initial price of $1.00 per Investor Share.

3.2 Share Splits and Consolidations. The Manager may at any time increase or decrease the authorized and/or outstanding number of Shares of limited liability company interests of any series, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Members owning the outstanding Shares of such series. The Manager shall promptly notify all of the Members of any such transaction.

3.3 Certificates. Shares of the Company shall not be evidenced by written certificates unless the Manager determines otherwise. If the Manager determines to issue certificates representing Shares, the certificates shall be subject to such rules and restrictions as the Manager may determine.

3.4 Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange Commission as such.

3.5. Rejection to Acquire Shares. The Manager may accept or reject subscriptions to acquire Shares for any reason, in the sole discretion of the Manager.

3.6 Capital Accounts. A capital account shall be established and maintained for each Member. Each Member’s capital account shall initially be credited with the amount of his Capital Contribution. Thereafter, the capital account of a Member shall be increased by the amount of any additional contributions of the Member and the amount of income or gain allocated to the Member, and decreased by the amount of any distributions to the Member and the amount of loss or deduction allocated to the Member, including expenditures of the Company described in section 705(a)(2)(B) of the Code. Unless otherwise specifically provided herein, the capital accounts of the Members shall be adjusted and maintained in accordance with Code section 704 and the regulations thereunder.

ARTICLE IV

DISTRIBUTIONS AND REDEMPTION

4.1 General. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Members.

4.1.1 In determining cash flow available for distribution (the “Net Available Cash Flow”), the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Company, including the one percent (1%) Management Fee as described in the Management Agreement (as defined in Section 5.1.2), and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company.

4.1.2 Net Available Cash Flow will be determined as of the last day of each calendar month (a “Calculation Date”). Each Member’s share of each such distribution of Net Available Cash Flow will then be divided between the Members as follows:

(i) First, one hundred percent (100%), pro rata to each Investor Member until the such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month), which will be pro rated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the pro rated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year);

(ii) Thereafter, one hundred percent (100%) of the remainder to the Investor Members.

4.2 Special Rules Governing Distributions. Except as otherwise provided in this Agreement or in an Authorizing Resolution establishing a series of Investor Shares (i) any distributions of the Company not expressly payable to the holders of a series of Investor Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any series of Investor Shares as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of such series, and (iii) no Member shall have any right to distributions except as may be authorized by the Manager.

4.3 Items Taken Into Account. In determining the amount and timing of distributions, the Manager may take into account the following items of income and expense, among others:

4.3.1 The net rental income from properties owned by the Company;

4.3.2 The net proceeds, in part or in whole, from the sale or refinancing of property;

4.3.3 Cash distributions from, and capital contributions to, entities in which the Company owns an interest;

4.3.4 Debt service on in indebtedness of the Company;

4.3.5 Capital expenditures of the Company;

4.3.6 Amounts added to and released from reserve accounts established by the Manager in its sole discretion;

4.3.7 Fees paid to the Manager and its affiliates;

4.3.8 Fees paid to third parties; and

4.3.9 All of the other operating expense of the Company.

4.4 Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall, at the request of the Company, promptly reimburse the Company for the amount paid over.

4.5 Manner of Distribution. Notwithstanding Section 4.8 herein, all distributions to the Members will be made by wire transfer or as Automated Clearing House (ACH) deposits into an account designated by each Member. In addition, distributions to the Members may be made, upon a Member’s written consent, by digital currency transfer. Distributions in digital currencies, such as Bitcoin (“BTC”), Ether (“ETH”) or any other digital currency agreed upon by the Manager and the Member, will be valued in U.S. dollars based on an exchange rate determined by the average price at 8:00pm (London time) over the three largest cryptocurrency exchanges trading such digital currency by volume. If a Member elects to receive distributions in the form of digital currency, the Member must comply with the distribution procedures specified by the Company at such time and from time to time in its sole discretion.

4.6 Other Rules Governing Distributions. No distributions prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his, her or its capacity as a Member. A Member who receives a distribution prohibited by 6. Del. C. §18-607 shall be liable as provided therein.

4.7 Redemption Plan. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a redemption plan (a “Redemption Plan”), pursuant to which a Member may request that the Company redeem all or any portion of their Investor Shares, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason.

4.8 Liquidity Reserve. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a liquidity reserve (a “Liquidity Reserve”) to maintain a specified liquidity position, for the purpose of satisfying redemption requests by Investor Members pursuant to the terms, conditions and restrictions of any respective Redemption Plan.

4.9 Distribution Reinvestment and Investor Shares Purchase Plan. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a distribution reinvestment and Investor Shares purchase plan (a “DRIP”), pursuant to which all Members shall automatically participate unless a Member specifically ‘opts out’ at the time of its subscription or by thirty days’ written notice to the Company, pursuant to which the Company shall reinvest all or a portion of such cash distributions in additional Investor Shares under the DRIP, subject to the terms, conditions and restrictions of the DRIP. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any DRIP and may amend, suspend, or terminate any such DRIP at any time for any reason.

4.10 Bonus Program. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a bonus program (a “Bonus Program”), pursuant to which certain Investor Members may be incentivized through cash distributions or otherwise to provide certain services to the Company and/or its affiliates. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Bonus Program and may amend, suspend, or terminate any such Bonus Program at any time for any reason.

ARTICLE V

MANAGEMENT

5.1 Management by Manager.

5.1.1 General. The business and affairs of the Company shall be directed, managed, and controlled by a single manager, Concreit Fund Management LLC (the “Manager”).

5.1.2 Powers of Manager; Management Agreement. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Company and the Manager have entered into an agreement captioned Management Services Agreement and dated July 12, 2019 (the “Management Agreement”). The Management Agreement describes certain services to be provided by the Manager to the Company but shall not be construed to limit the authority of the Manager under this Agreement.

5.1.3 Examples of Manager’s Authority. Without in any way limiting the foregoing, the Manager shall, either directly or by engaging its officers, affiliates, agents or third parties, perform the following duties:

5.1.3.1 Investment Advisory, Origination and Acquisition Services.

The Manager shall:

(i) approve and oversee the Company’s overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

(ii) serve as the Company’s investment and financial manager with respect to originating, investing in and managing a diversified portfolio of commercial real estate loans, preferred equity investments in commercial real estate and other select commercial real estate investment and real estate-related assets;

(iii) approve and oversee the Company’s debt financing strategies;

(iv) approve joint ventures, limited partnerships and other such relationships with third parties;

(v) approve any potential liquidity transaction;

(vi) obtain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies; and

(vii) negotiate and execute approved investments and other transactions.

5.1.3.2 Offering Services.

The Manager shall manage and supervise:

(i) the development of any offering of Shares that is qualified or registered with the Commission (an “Offering”), including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) the preparation and approval of all marketing materials to be used by the Company or others relating to an Offering;

(iii) the negotiation and coordination of the receipt, collection, processing, and acceptance of subscription agreements, commissions, and other administrative support functions;

(iv) the creation and implementation of various technology and electronic communications related to an Offering; and

(v) all other services related to an Offering.

5.1.3.3 Asset Management Services.

The Manager shall:

(i) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(ii) monitor applicable markets and obtain reports (which may be prepared by the Manager or its affiliates) where appropriate, concerning the value of the investments of the Company;

(iii) monitor and evaluate the performance of the investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(iv) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

(v) coordinate and manage relationships between the Company and any joint venture partners.

5.1.3.4 Accounting and Other Administrative Services.

The Manager shall:

(i) manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii) provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii) provide financial and operational planning services and portfolio management functions;

(iv) maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v) maintain all appropriate books and records of the Company;

(vi) oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii) make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation, making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(viii) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix) provide the Company with all necessary cash management services;

(x) manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members;

(xi) evaluate and obtain adequate insurance coverage based upon risk management determinations;

(xii) provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

(xiii) evaluate the corporate governance structure of the Company and appropriate policies and procedures related thereto; and

(xiv) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

5.1.3.5 Member Services.

The Manager shall:

(i) determine the Company’s distribution policy and authorize distributions from time to time.

(ii) approve amounts available for redemptions of the Investor Shares;

(iii) manage communications with Members, including answering phone calls, preparing and sending written electronic and other communications, and

(iv) establish technology infrastructure to assist in providing Member support and services.

5.1.3.6 Disposition Services.

The Manager shall:

(i) evaluate and approve potential asset dispositions, sales, or liquidity transactions; and

(ii) structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold.

5.1.4 Examples of Manager’s Authority. Without limiting the grant of authority set forth in Section 5.1.2, the Manager shall have the power to:

5.1.4.1 create series of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion;

5.1.4.2 issue Shares to any person for such consideration as the Manager may be determine in its sole discretion, and admit such persons to the Company as Investor Members;

5.1.4.3 engage the services of third parties to perform services on behalf of the Company;

5.1.4.4 enter into one or more joint ventures;

5.1.4.5 purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise;

5.1.4.6 enter into leases and any other contracts of any kind;

5.1.4.7 incur indebtedness on behalf of the Company, whether to banks or other lenders;

5.1.4.8 determine the amount of the Company’s Available Cash and the timing and amount of distributions to Members;

5.1.4.9 determine the information to be provided to the Members;

5.1.4.10 grant mortgage, liens, and other encumbrances on the Company’s assets;

5.1.4.11 make all elections under the Code and the provisions of State and local tax laws;

5.1.4.12 file and settle lawsuits on behalf of the Company;

5.1.4.13 file a petition in bankruptcy;

5.1.4.14 discontinue the business of the Company; and

5.1.4.15 dissolve the Company.

5.1.5 Restrictions on Members. Except as expressly provided otherwise in this Agreement or an Authorizing Resolution, Members who are not also the Manager shall not be entitled to participate in the management or control of the Company, nor shall any such member hold himself out as having such authority. Unless authorized to do so by the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the ember has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

5.1.6 Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. No Member shall assert, against a third party, that such third party should not have relied on the apparent authority of the Manager or any officer authorized by the Manager to act on behalf of and in the name of the Company, nor shall anyone dealing with the Manager or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.

5.2 Standard of Care. Notwithstanding anything to the contrary herein or under any applicable law, including, without limitation, Section 18-1101(c) of the Act, the Manager, in exercising its rights hereunder in its capacity as the Manager of the Company, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other applicable law or in equity. To the maximum extent permitted by applicable law, the Manager shall not have any duty (including any fiduciary duty) to the Company, the Members or any other person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived; provided that this Section 5.2 shall not in any way reduce or otherwise limit the specific obligations of the Manager expressly provided in this Agreement or in any other agreement with the Company and such other obligations, if any, as are required by applicable laws. Notwithstanding the foregoing, nothing contained in this Section 5.2 or elsewhere in this Agreement shall constitute a waiver by any Member of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

5.3 Time Commitment. The Manager shall devote such time to the business and affairs of the

Company as the Manager may determine in its sole and absolute discretion.

5.4 Reimbursement of Formation Expenses. The Company shall reimburse the Manager and its affiliated, without interest, for the actual out-of-pocket expenses they incur in connection with the formation of the Company and the Manager, the offering of Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising, and all other expenses incurred in connection with the offer and sale of interests in the Company.

5.5 Compensation of Manager and its Affiliates. The Manager and its affiliates shall be entitled only to the compensation described in the Management Agreement.

5.6 Removal of the Manager.

5.6.1 General. The Manager may be removed by the affirmative vote of Investor Members holding two-thirds (2/3) of the total number of Investor Shares then issued and outstanding, but only if the Investor Members have “cause” to remove the Manager, as defined in Section 5.6.3, and follow the procedure set forth in Section 5.6.2.

5.6.2 Procedure.

5.6.2.1 Notice and Response. An Investor Member who wishes to remove the Manager and believes there is “cause” for doing so within the meaning of Section 5.6.3 shall notify the Manager, referencing this Section 5.7 and setting forth in detail the reasons for his, her, or its belief. Within thirty (30) days after receiving such a notice, the Manager shall respond by acknowledging the receipt of the notice and (i) stating that the Manager does not believe there is merit in the Investor Member’s allegations, (ii) explaining why the Manager does not believe “cause” exists for removal, or (iii) stating that while “cause” may exist for removal, the Manager does not believe removal, or (iii) stating that while “cause” may exist for removal, the Manager does not believe removal would be in the best interest in the Company. If the Manager fails to respond, the Manager shall be deemed to have stated that it does not believe there is merit in the Investor Member’s allegations. In the event the Investor Member communicates with any third party concerning his request for removal, including any other Investor Member but not including his, her, or its own legal counsel, he, she, or it shall include a copy of the Manager’s response. The failure of the Manager to include in its response any defense, facts, or arguments shall not preclude the Manager from including such defense, facts, or arguments in subsequent communication or proceedings.

5.6.2.2 Vote. After following the procedure described in Section 5.6.2.1, Investor Members owning at least twenty-five percent (25%) of the Investor Shares then issued and outstanding (the “Dissident Members”) may call for a vote of the Investor Members. The Manager and a s ingle representative chosen by the Dissident Members shall cooperate in sending to all Investor Members a package of material bearing on whether “cause” exists under Section 5.6.3 and whether it is in the best interest of the Company to remove the Manager, and a vote shall be taken by electronic means, with responses due within thirty (30) days. The failure of the Manager or the Dissident Members to include in this package any defense, facts, or arguments shall not preclude them from including such defense, facts, or arguments in subsequent communications or proceedings.

5.6.2.3 Arbitration. In the event that Investor Members holding two-thirds (2/3) of the total number of Investor Shares then issued and outstanding vote to remove the Manager within the thirty (30) day period described in Section 5.6.2.1, then the question as to whether “cause” exists to remove the Manager shall be referred to a single arbitrator in arbitration proceedings held in Wilmington, Delaware in conformance with the then-current rules and procedures of the American Arbitration Association. The removal of the Manager shall not become effective until the arbitrator determines that “cause” exists; the decision of the arbitrator shall be binding and non-appealable. In the event that Investor Members holding two-thirds (2/3rds) of the total number of Investor Shares then issued and outstanding do not vote to remove the Manager within the thirty (30) day period described in Section 5.6.2.1, then the Manager shall not be removed and no subsequent proceeding to remove the Manager shall be held with respect to substantially similar grounds.

5.6.3 Cause. For purposes of this Section 5.6, “cause” shall be deemed to exist if any only if:

5.6.3.1 Uncured Breach. The Manager breaches any material provision of this Agreement or the Management Agreement and the breach continues for more than (30) days after the Manager has received written notice, or, in the case of a breach that cannot be cured within thirty (30) days, the Manager fails to begin curing the breach within thirty (30) days or the breach remains uncured for ninety (90) days; or

5.6.3.2 Bankruptcy. The Manager makes a general assignment for the benefit of its creditors; or is adjudicated a bankrupt; or files a voluntary petition in bankruptcy; or files a petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or an order, judgment, or decree is entered without the Manager’s consent appointing a receiver, trustee or liquidator for the Manager; or

5.6.3.3 Bad Acts. The Manager engages in willful misconduct or acts with reckless disregard to its obligations, in each case causing material harm to the Company, or engages in bad faith in activities that are beneficial to itself and cause material harm to the Company, and the individual responsible for such actions is not terminated within thirty (30) days after the Manager becomes aware of such actions.

ARTICLE VI

OTHER BUSINESSES; INDEMNIFICATION; CONFIDENTIALITY

6.1 Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its Members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Manager and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets classe(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Manager or its affiliates on account of such other entities or businesses.

6.2 Exculpation and Indemnification

6.2.1 Exculpation.

6.2.1.1 Covered Persons. As used in this Section 6.2, the term “Covered Person” means (i) the Manager and its affiliates, (ii) the members, managers, officers, employees, and agents of the Manager and its affiliates, and (iii) the officers, employees, and agents of the Company, each acting within the scope of his, her, or its authority.

6.2.1.2 Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person, including actions taken or omitted to be taken under the Management Agreement, in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

6.2.1.3 Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in the Act.

6.2.2 Liabilities and Duties of Covered Persons.

6.2.2.1 Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

6.2.2.2 Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.2.3 Indemnification.

6.2.3.1 Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company, including pursuant to the Management Agreement; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

6.2.3.2 Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 6.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 6.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

6.2.3.3 Entitlement to Indemnity. The indemnification provided by this Section 6.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 6.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 6.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

6.2.3.4 Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

6.2.3.5 Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this Section 6.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

6.2.3.6 Savings Clause. If this Section 6.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 6.2.3 to the fullest extent permitted by any applicable portion of this Section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.2.4 Amendment. The provision of this Section 6.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 6.2 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.2.5 Survival. The provisions of this Section 6.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

6.3. Confidentiality. For as long as he, she, or it owns an interest in the Company and at all times thereafter, no Investor Member shall divulge to any person or entity, or use for his or its own benefit or the benefit of any person, and information of the Company of a confidential or proprietary nature, including, but not limited to (i) financial information; (ii) designs, drawings, plans, and specifications; (iii) the business methods, systems, or practices used by the Company; and (iii) the identity of the Company’s Members, customers, or suppliers. The foregoing shall not apply to information that is in the public domain or that an Investor Member is required to disclose by legal process.

ARTICLE VII

BANK ACCOUNTS; BOOKS OF ACCOUNT

7.1 Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Manager may designate. Funds in any such account shall not be commingled with the funds of any Member.

7.2 Books and Records of Account. The Company shall keep at its principal offices appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

7.3 Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under Section 4.1, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects, or the law so requires.

7.4 Right of Inspection.

7.4.1 General. If a Member wishes additional information or to inspect the books and records of the company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Manager, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Manager shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

7.4.2 Bona Fide Purpose. The Manager shall not be required to respond to a request for information or to inspect the books and records of the Company if the Manager believes such request is made to harass the Company or the Manager, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

7.4.3 Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Manager.

7.4.4 Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

7.4.4.1 No Member shall have a right to a list of the Investor Member or any information regarding the Investor Members.

7.4.4.2 Before providing additional information or allowing a Member to inspect the Company’s records, the Manager may require such Member to execute a confidentiality agreement satisfactory to the Manager.

7.4.4.3 No Member shall have the right to any trade secrets of the Company or any other information the Manager deems highly sensitive and confidential.

7.4.4.4 No Member may review the books and records of the Company more than once during any twelve (12) month period.

7.4.4.5 Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

7.4.4.6 A representative of the Company may be present at any inspection of the Company’s books and records.

7.4.4.7 If more than one Member has asked to review the Company’s books and records, the Manager may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

7.4.4.8 The Manager may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

ARTICLE VIII

TRANSFER OF SHARES

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Aggregate Share Ownership Limit” shall mean not more than 9.8 percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares of the Company, or such other percentage determined by the Manager in accordance with Section 8.9.

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 8.10.6 hereof, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have the correlative meanings.

“Shares” mean all shares of the Company of all classes or series, including, without limitation, Common Shares and Investor Shares.

“Excepted Holder” means a Person for whom an Excepted Holder Limit is created by this Agreement or by the Manager pursuant to Section 8.8 hereof.

“Excepted Holder Limit” means, provided that the Excepted Holder agrees to comply with the requirements established by the Manager pursuant to Section 8.8 hereof and subject to adjustment pursuant to Section 8.8 hereof, the percentage limit established for an Excepted Holder by the the Manager pursuant to Section 8.8 hereof.

“Initial Date” means the date of the closing of the Initial Offering of the Company.

“Initial Offering” mean the first issuance and sale for cash of Investor Shares of the Company to any Person other than an affiliate of the Company pursuant to (i) a public offering registered under the Securities Act or (ii) a private offering or offering qualified, as applicable, in accordance with Rule 144A, Regulation A, Regulation D or Regulation S of the Securities Act.

“Investor Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Investor Shares, or such other percentage determined by the Manager in accordance with Section 8.9.

“Non-Transfer Event” means any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares.

“One Hundred Shareholders Date” means the first day on which Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code.

“Ownership Limits” means the Aggregate Share Ownership Limit and the Investor Share Ownership Limit.

“Person” means, solely for the purpose of this Article VIII, an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity.

“Prohibited Owner” means, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 8.2 hereof, would Beneficially Own or Constructively Own Shares in violation of the provisions of Section 8.2.1 hereof, and, if appropriate in the context, also means any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” means the first day after the Initial Date on which the Manager determines that it is no longer in the best interests of the Company to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership, and Transfers of Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of the Shares or the right to vote or receive dividends or distributions on the Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), pledge, security interest or similar right to acquire the Shares, (b) any disposition of any securities or rights convertible or exchangeable for the Shares or any interest in the Shares or any exercise of any such conversion or exchange right, and (c) Transfers of interest in other entities that result in changes in Beneficial Ownership or Constructive Ownership of the Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Trust.

“Trust” means any trust provided for in Section 8.10.1.

“Trustee” means the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

8.2 Ownership Limitations

The provisions of this Article VIII shall be applicable as if the Company was a REIT, even if the Manager has not elected to have the Company qualify as a REIT, and shall remain in full force and effect until prior to the Restriction Termination Date.

8.2.1 Basic Restrictions.

8.2.1.1 (i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Ownership Limit, (ii) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Investor Shares in excess of the Investor Share Ownership Limit and (iii) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

8.2.1.2 (i) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year, unless otherwise allowed under Section 8.8.5, and (ii) no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that (A) would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code or (B) would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Company intends to treat as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such), in either case causing the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

8.2.1.3 During the period commencing on the One Hundred Members Date, any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

8.2.2 Transfer in Trust.

If any Transfer of Shares or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 8.2.1.1 or 8.2.1.2:

8.2.2.1 then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1.1 or 8.2.1.2 (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 8.10, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such Shares) shall acquire no rights in such Shares (and shall be divested of its rights in such Shares); or

8.2.2.2. if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 8.2.1.1 or 8.2.1.2, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 8.2.1.1 or 8.2.1.2 shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

8.2.2.3. To the extent that, upon transfer of Shares pursuant to this Section 8.2.2, a violation of Section 8.2.1 would nonetheless be continuing (for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being Beneficially Owned by less than one hundred (100) persons (determined under the principles of Section 856(a)(5) of the Code)), then the Shares shall be transferred to that number of Charitable Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of Section 8.2.1.

8.3 Remedies for Breach. If the Manager shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 8.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 8.2 (whether or not such violation is intended), the Manager shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8.2 (or Non-Transfer Event that results in a violation of Section 8.2) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Manager. Nothing herein shall limit the ability of the Manager to grant a waiver as may be permitted under Section 8.8.

8.4 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 8.2.1 or any Person who would have owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 8.2.2 shall immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event on the Company’s qualification as a REIT.

8.5 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

8.5.1 Every owner of five percent (5%) or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding Shares, upon the Company’s request following the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Shares of each class and series Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall promptly provide to the Company in writing such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

8.5.2 Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Member of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall promptly provide to the Company in writing such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

8.6 Remedies Not Limited. Subject to Section 9.1, nothing contained in this Article VIII shall limit the authority of the Manager to take such other action as it deems necessary or advisable to protect the Company and the interests of the Members in preserving the Company’s qualification as a REIT.

8.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VIII, the Manager shall have the power to determine the application of the provisions of this Article VIII with respect to any situation based on the facts known to it. In the event Article VIII requires an action by the Manager and this Agreement fails to provide specific guidance with respect to such action, the Manager shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VIII. Absent a decision to the contrary by the Manager (which the Manager may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8.3) acquired or retained Beneficial Ownership or Constructive Ownership of Shares in violation of Section 8.2, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

8.8 Exceptions.

8.8.1 Subject to Section 8.2.1.2, the Manager, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Ownership Limit and/or the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Manager determines, based on such representations and undertakings as it may require, that:

8.8.1.1 Subject to Section 8.8.5, such exemption will not cause the Beneficial Ownership or Constructive Ownership of Shares of the Company of any individual (as defined in Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code) to violate Section 8.2.1.2; and

8.8.1.2 Such Person does not and will not Constructively own an interest in a tenant (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.9 percent (9.9%) interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Manager, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company).

8.8.2 Prior to granting any exception pursuant to Section 8.8.1 the Manager may require a ruling from the Internal Revenue Service, or an Opinion of Counsel, in either case in form and substance satisfactory to the Manager in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Manager may impose such conditions or restrictions as it deems appropriate in connection with granting such exception or waiver or creating any Excepted Holder Limit.

8.8.3 Subject to  Section 13.2(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares ) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares ) in excess of the Aggregate Ownership Limit, the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

8.8.4 The Manager may only reduce the Excepted Holder Limit for an Excepted Holder:

8.8.4.1 With the written consent of such Excepted Holder at any time, or

8.8.4.2 Pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or Aggregate Ownership Limit, as applicable.

8.8.5 Subject to Section 8.2.1.2(ii), the Manager, in its sole discretion, may exempt an Excepted Holder from the limitations in Section 8.2.1.2(i) and Section 8.2.1.1 on Beneficial Ownership and/or Constructive Ownership of Shares that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (determined without regard to whether the ownership interest is held during the last half of a taxable year), but only during the first taxable year of the Company for which the Company elects to be a REIT under Section 856(c)(1) of the Code and/or during the first half of the Company’s second taxable year for which the Company elects to be treated as a REIT under Section 856(c)(1) of the Code and only to the extent that such Beneficial Ownership and/or Constructive Ownership for such periods does not result in the Company failing to qualify as a REIT.

8.9 Increase or Decrease in Aggregate Ownership and Common Share Ownership Limits.

8.9.1 Subject to Section 8.2.1.2, the Manager may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Ownership Limit; provided, however, that any decreased Common Share Ownership Limit and/or Aggregate Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares or Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Ownership Limit until such time as such Person’s percentage of Common Shares or Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Ownership Limit, but any further acquisition of Common Shares or Shares in excess of such percentage ownership of Common Shares or Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Ownership Limit; and provided further, that any increased or decreased Common Share Ownership Limit and/or Aggregate Ownership Limit would not allow five (5) or fewer Persons to Beneficially Own more than 49.9 percent (49.9%) in value of the outstanding Shares.

8.9.2 Prior to increasing or decreasing the Common Share Ownership Limit or the Aggregate Ownership Limit pursuant to Section 8.9.1, the Manager may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Manager in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT.

8.10 Transfer of Shares in Trust.

8.10.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 8.2.2 that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 8.2.2. The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 8.10.6.

8.10.2 Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

8.10.3 Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Company that the Shares have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Delaware law, effective as of the date that the Shares have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible limited liability company action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Company has received notification that Shares have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other Member records for purposes of preparing lists of Members entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Members.

8.10.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Company that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 8.2.1. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.10.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Trust did not involve a purchase of such Shares at Market Price, the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (2) the price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 8.10.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.10.4, such excess shall be paid to the Trustee upon demand.

8.10.5 Purchase Right in Shares Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such Shares at Market Price, the Market Price of such Shares on the day of the event that resulted in the Transfer of such Shares to the Trust) and (ii)the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Trustee by the amount of distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 8.10.3 and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 8.10.4. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

8.10.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Shares held in the Trust would not violate the restrictions set forth in Section 8.2.1 in the hands of such Charitable Beneficiary. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before its automatic transfer provided for in Section 8.2.2 shall make such transfer ineffective; provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article VIII shall be binding on each Charitable Beneficiary.

8.11 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

8.12 Non-Waiver. No delay or failure on the part of the Company or its Manager in exercising any right hereunder shall operate as a waiver of any right of the Company or its Manager, as the case may be, except to the extent specifically waived in writing.

8.13 Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

8.2 Death, Insolvency, Etc. Neither the death, disability, bankruptcy, or insolvency of a Member, nor the occurrence of any other voluntary or involuntary event with respect to a Member, shall give the Company or any Member the right to purchase such Member’s Shares, nor give the Member himself (or his heirs, assigns, or representatives) the right to sell such Shares to the Company or any other Member. Instead, such Member or his heirs, assigns, or legal representative shall remain a Member subject to the terms and conditions of this Agreement.

8.3 Incorporation. If the Manager determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Manager may reasonably determine are necessary or appropriate, consistent with the terms of the this Agreement. In such event each Member shall receive stock in the newly-formed corporation equivalent to his, her or its Shares.

8.5 Waiver of Appraisal Rights. Each Member herby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

8.6 Mandatory Redemptions.

8.6.1 Based on ERISA Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Shares owned by a Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

8.6.2 Based on Other Bona Fide Business Reasons. The Manager may, at any time, cause the Company to purchase all of the Shares owned by a Member if the Manager determines that such Member (i) has violated any of its obligations to the Company or to the other Members, or (ii) is engaged in, or has engaged in (A) conduct (including but not limited to criminal conduct) that brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

8.6.3 Purchase Price and Payment. In the case of any purchase of Shares described in this Section 8.6, the purchase price will be the Market Price per share. .

8.6.3.2 Payment. The purchase price shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within sixty (60) days following written notice from the Manager.

8.7 Quarterly Determination of Net Asset Values. At no later than the end of each fiscal quarter beginning January 1, 2020, the Manager shall calculate the net asset value (the “Net Asset Value”) of each asset of the Company that is reflected on the Company’s balance sheet, taking into account such factors as the Manager believes are relevant and appropriate; notwithstanding the foregoing, the Manager may value the Company’s debt related assets on a monthly basis. In determining the value of the Company’s real estate assets, the Manager may, but shall not be required to, retain one or more independent appraisers, provided that the value of each real estate asset of the Company shall be determined by appraisal no less frequently than once per twelve (12) months. Market Price per Share for a given fiscal quarter shall be determined by dividing the Company’s Net Asset Value at the end of the prior fiscal quarter by the number of Shares outstanding as of the end of the prior fiscal quarter, after giving effect to any share purchases, redemptions, contributions or distributions made through the end of the prior fiscal quarter.

8.8 Withdrawal. Except to the extent expressly provided in this Agreement no Investor Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and winding up of the Company may be considered as such by law and then only to the extent provided for in this Agreement. For purposes of this Section, an Investor Member who transfers his Shares pursuant to (i) a transfer permitted under Section 8.1, (ii) a redemption permitted under Section 4.7 in connection with any Redemption Plan or Section 8.6, or (iii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company; provided, that when any of such transfers occur, such transferring Member shall cease to be a Member of the Company with respect to the Shares so transferred.

ARTICLE IX

TAX MATTERS

9.1 Qualifying and Maintaining Qualification as a REIT. From the effective date of the Company’s election to qualify as a REIT until the Restriction Termination Date (as defined in Article VIII) of the Company, the Manager and its officers shall take such action from time to time as the Manager determines is necessary or appropriate in order to maintain the Company’s qualification as a REIT; provided, however, if the Manager determines that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Manager may authorize the Company to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. It is intended that the Company will elect to be treated as a corporation that will elect to be taxed as a REIT prior to the Initial Date (as defined in Article VIII) of the Company until the Restriction Termination Date of the Company.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall be dissolved upon the first to occur of the following:

10.1.1 Within twelve (12) months following the sale of all or substantially all of the assets of the Company;

10.1.2 At any time that there are no Members of the Company, unless the Company is continued in accordance with the Act; or

10.1.3 The entry of a decree of a judicial dissolution pursuant to the Act.

10.2 Liquidation.

10.2.1 General. If the Company is dissolved, the Company’s assets shall be liquidated, and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Members pursuant to the provisions of this Article Nine. Upon such dissolution, the Manager shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.

10.2.2 Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in Article II.

10.2.3 Distributions In Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Manager’s opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Members in kind but only after all cash and cash-equivalents have first been distributed and after the Pre-Distribution Adjustment.

10.2.4 Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the capital account of each Member immediately prior to any distribution in liquidation.

ARTICLE XI

POWER OF ATTORNEY

11.1 General. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Investor Member, with power and authority to act in the name and on behalf of each such Investor Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

11.1.1 This Agreement and any amendment of this Agreement authorized under Section 12.1;

11.1.2 Any other instrument tor document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

11.1.3 Any instrument or document that may be required to effect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

11.1.4 Any and all other instruments as the Manager may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

11.2 Terms of Power of Attorney. The special and limited power of attorney of the Manager (i) is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Investor Member, and is limited to those matters herein set forth; (ii) may be exercised by the Manger by an through one or more of the officers of the Manager for each of the Investor Members by the signature of the Manager acting as attorney-in-fact for all of the Investor Members, together with a list of all Investor Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by an Investor Member of all or any portion of his, her or its Percentage Interest except that, where the assignee of the Percentage Interest owned by the Investor Member has been approved by the Manager for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

11.3 Notice to Investor Members. The Manager shall promptly furnish to each Investor Member a copy of any amendment to this Agreement executed by the Manager pursuant to a power of attorney from such Investor Member.

ARTICLE XII

AMENDMENTS

12.1 Amendments Not Requiring Consent. The Manager may amend this Agreement without the consent of any Member to effect:

12.1.1 The correction of typographical errors;

12.1.2 A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

12.1.3 The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

12.1.4 A change the Manager determines to be necessary or appropriate for the Company to make an election on Form 8832 for tax treatment as a corporation under subchapter C of the Internal Revenue Code and/or qualification as a REIT under section 856(c)(1) under the Code for U.S. federal income tax purposes; provided, however, if the Manager determines in good faith that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Manager may authorize the Company to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code ;

12.1.5 An amendment that cures ambiguities or inconsistencies in this Agreement;

12.1.6 An amendment that adds to its own obligations or responsibilities;

12.1.7 A change in the fiscal year or taxable year of the company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

12.1.8 A change the Manager determines to be necessary or appropriate to prevent the Company from being treated as an “Investment Company” within the meaning of the Investment Company act of 1940;

12.1.9 A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

12.1.10 A change the Manager determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

12.1.11 A change that the Manager determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

12.1.12 A change the Manager determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

12.1.13 An amendment that conforms to the Company’s Offering materials;

12.1.14 Any amendments expressly permitted in this Agreement to be made by the Manager acting alone; or

12.1.15 Any other amendment that does not have, and could not reasonably be expected to have, an adverse effect on the Investor Members.

12.2 Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Investor Members, other than amendments described in Section 12.3, shall require the consent of the Manager and Investor Members holding a majority of the Investor Shares or, if an amendment affects only one series of Investor Shares, then the Investor Members holding a majority of the Investor Shares of that series.

12.3 Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Manager and each affected Member:

12.3.1 An amendment deleting or modifying any of the amendments already listed in this Section 12.3;

12.3.2 An amendment that would require any Investor Member to make additional Capital Contributions; and

12.3.3 An amendment that would impose personal liability on any Investor Member.

12.4 Procedure for Obtaining Consent. If the Manager proposes to make an amendment to this Agreement that requires the consent of Investor Members, the Manager shall notify each affected Investor Member (who may be all Investor Members, or only Investor Members holding a given series of Investor Shares) in writing, specifying the proposed amendment and the reason(s) why the Manager believe the amendment is in the best interest of the Company. At the written request of Investor Members holding at least twenty percent (20%) of the Investor Shares entitled to vote on the amendment, the Manager shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Manager proposes an amendment that is not approved by the Investor Members within ninety (90) days from proposal, the Manager shall not again propose that amendment for at least six (6) months.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to the principal business address of the Company, if to the Company or the Manager, to the email address of an Investor Member provided by such Investor Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this Section.

13.2 Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

13.3 Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, except as provided in Section 5.6.2.3, (iii) agrees that any such court shall have in personam jurisdiction over such Member, (iv) consents to service of process by notice sent by regular mail to the address set forth on Schedule A and/or by any means authorized by Delaware law, and (v) if such Member is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

13.4 Waiver of Jury Trial. Each Member acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each Member irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

13.5. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original.

13.6. Signature by Facsimile or Email. An original signature transmitted by facsimile or electronic mail shall be deemed to be original for purposes of this Agreement.

13.7. No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

13.8 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

13.9 Titles and Captions. All Article, Section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

13.10 Sections. All references made to sections without stating the specific section are deemed to refer to the section in which the reference is made.

13.11 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

13.12 Execution by Investor Members. It is anticipated that this Agreement will be executed by Investor Members through the execution of a separate Subscription Agreement.

13.13 Legal Representation. The Company and the Manager have been represented by Sosnow & Associates PLLC in connection with the preparation of this Agreement. Each Investor Member (i) represents that such Member has not been represented by Sosnow & Associates PLLC in connection with the preparation of this Agreement, (ii) agrees that Sosnow & Associates PLLC may represent the Company and/or the Manager in the event of a dispute involving such Investor Member, and (iii) acknowledges that such Investor Member has been advised to seek separate counsel in connection with this Agreement.

13.14 Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

13.15 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

CONCREIT FUND I LLC, a Delaware limited liability company

By:	Concreit Fund Management LLC, its
Manager

	By:	Conreit Inc., Manager of Concreit Fund Management LLC

By:
Sean Hsieh, Chief Executive Officer

INITIAL MEMBER

CONCREIT INC., a Delaware Corporation

By:
Sean Hsieh, Chief Executive Officer

INVESTOR MEMBERS

By:
Name:	Heidi Lankeit

By:
Name:	Mike Cozart

By:
Name:	Mike Pallot

By:
Name:	Pingle Reddy

By:
Name:	Susan Levy

By:
Name:	Ivan Bobrovnikov

By:
Name:	Sean Hsieh

By:
Name:	Raazi Imam

SCHEDULE A

Name	Mailing Address

Concreit Inc.	1201 3rd Avenue, Suite 2200, Seattle, WA 98101

SCHEDULE B

MEMBERS SCHEDULE

Member Name	Investor Shares (Ratio in %)
Heidi Lankeit	2498.07 (0.86%)
Mike Cozart	5549.98 (1.91%)
Mike Pallot	1004.16 (0.35%)
Pingle Reddy	500.62 (0.17%)
Susan Levy	9992.29 (3.44%)
Ivan Bobrovnikov	499.61 (0.17%)
Sean Hsieh	254858.71 (87.77%)
Raazi Imam	2997.68 (1.03%)
Amanda Guild	4981.65 (1.72%)
B. Reddy	1494.50 (0.51%)
Kevin Lennil	4981.65 (1.72%)
Jeff Rakow	498.17 (0.17%)
Sandy Chan	498.17 (0.17%)

Member Name	Common Shares (Ratio in %)
Concreit Inc.	10,000 (100%)